Exhibit 99.1

PRIMUS TELECOMMUNICATIONS REPORTS

FOURTH QUARTER AND FULL YEAR 2006 FINANCIAL RESULTS

McLEAN, VA.—(BUSINESS WIRE)—March 6, 2007—PRIMUS Telecommunications Group, Incorporated (OTCBB: PRTL), an integrated communications services provider, today announced its results for the fourth quarter and year ended December 31, 2006.

Recent Business Highlights:

Continued Sequential Quarterly Improvement in Operating Results:

•	$10 Million Income From Operations, Up 7%

•	$18 Million Adjusted EBITDA, Up 11%

•	$4 Million Cash Provided by Operating Activities, a $10 Million Improvement From the Prior Quarter

Year Over Year Improvement in Operating Results:

•

Loss from Operations Was ($213) Million in 2006 From a Loss of ($82) Million in 2005 (Including Asset Impairment Write-Down and Loss on Sale or Disposal of Assets Charges of $225 Million in 2006 and $13 Million in 2005)

•	Adjusted EBITDA Grew to $61 Million in 2006 From $18 Million in 2005

•	Negative Free Cash Flow Reduced to ($20) Million in 2006 From ($101) Million in 2005

PRIMUS reported fourth quarter 2006 net revenue of $242 million, down from $248 million in the prior quarter and $285 million in the fourth quarter 2005. The Company reported a net loss for the quarter of ($2) million, compared to net income of $0.1 million in the prior quarter and a net loss of ($25) million in the fourth quarter 2005. As a result, the Company reported basic and diluted loss per common share of ($0.02) in the fourth quarter 2006, as compared to basic and diluted loss per common share of $0.00 and ($0.24) in the prior and year-ago quarters, respectively.

Fiscal year 2006 was a critical transition year for PRIMUS in which it had to demonstrate its ability dramatically to improve Adjusted EBITDA in the face of challenging circumstances: (1) an unavoidable decline in high margin legacy long distance voice and dial-up Internet revenues; (2) the need to prune or turn around unprofitable business units or revenue streams; (3) the requirement to improve liquidity to fund fully the 2006 plan and also meet a $23 million debt maturity in February 2007; and (4) the need to increase investment, despite existing cash constraints, in high-margin growth initiatives in broadband, VOIP, mobile and local services bundled with traditional services.

“I am pleased to report that PRIMUS management met and exceeded most of these and the other goals it set in 2006,” stated K. Paul Singh, Chairman and Chief Executive Officer. “Despite expected revenue declines, Adjusted EBITDA grew to $61 million – up more than 240% over the prior year – through continued focus on our strategy of maximizing cash flow from operations by driving down costs and devoting available resources to high-margin products and services.

“We successfully turned around our United States and European businesses in 2006 through a combination of “right-sizing,” shedding unprofitable business lines, and increasing marketing investment in higher margin services. As a consequence, those businesses demonstrated excellent year-over-year improvement in Adjusted EBITDA performance, and both are positioned to improve their performance in 2007. The Canada business performed in line with our expectations in 2006 and, with its DSLAM network in place and a full product portfolio, is poised for improved profitability in 2007. The revenue and Adjusted EBITDA performance of our Australia franchise fell well short of expectations in 2006 largely due to reduced margin on select services caused by Telstra’s anti-competitive wholesale pricing actions, delays in regulatory enforcement actions to curb such excesses, as well as less effective marketing campaigns in the second half. Our global carrier business, while a smaller contributor to overall operating margin, also fell short of expectations in 2006. PRIMUS management is committed to improving the performance of the Australia and wholesale business units in 2007.”

PRIMUS successfully executed a number of liquidity-enhancing initiatives that enabled it to fund both its 2006 and 2007 business plans and to meet its debt maturity obligations in February 2007. These initiatives included the following transactions: (1) the sale of Primus India for $13 million in net cash proceeds; (2) private debt exchanges and issuances involving new 5% Exchangeable Notes in 2006 that raised $20 million in cash without materially increasing the amount of total debt; (3) raising $5 million in equity; (4) a private sale of $24 million principal amount of new Second Lien Notes for cash, and the accompanying private exchange of an additional $33 million principal amount of Second Lien Notes for $41 million principal amount of existing 12.75% Senior Notes; (5) financing and refinancing arrangements with fiber and equipment vendors; and (6) the sale of a business unit in Australia for approximately $6 million in net cash proceeds.

“Our high-margin broadband, VOIP, mobile and local service initiatives are performing well. They have reached an annualized revenue run-rate of approximately $140 million, having experienced a 52% year-over-year increase in revenue in 2006. We are pleased with that performance, but I believe that our potential for growth is much higher in these services with greater investment than is currently available to PRIMUS,” Mr. Singh stated. “Tapping that full potential will require a greater investment in sales and marketing over the next two years. Such an investment seems fully justified given our clear need for revenue and profitability growth from these services to compensate for the corresponding revenue and margin decline from our high-margin legacy long distance voice and dial-up Internet businesses. This remains management’s primary challenge, and improvements in this area are closely linked to our ability to enhance operating performance in order to access growth capital needed to realize our full potential.

“With the substantial progress made in 2006, we are now positioned to embark on a two-year ‘Transformation Strategy’ to strengthen significantly our balance sheet, resume top line revenue growth before the end of 2008, re-list on NASDAQ, and generate double-digit annual growth in Adjusted EBITDA. While this is an admittedly aggressive set of goals, given the successful execution on multiple operational and financial initiatives over the past year with constrained resources, I have full confidence in PRIMUS management’s and its employees’ abilities to execute this two-year Transformation Strategy.”

Key elements of the PRIMUS two-year Transformation Strategy are as follows:

A)	Strengthen the balance sheet opportunistically through potential de-levering transactions and equity capital infusions.

B)	Significantly improve the Company’s non-sales and marketing cost structure through increased outsourcing and/or off-shoring at lower cost locations globally; improve coordination among PRIMUS business units to deliver synergy savings; and maintain an aggressive cost management program. Re-deploying the resultant savings back into sales and marketing activities with attractive payback parameters should, in turn, increase Adjusted EBITDA.

C)	Focus on improving sales productivity and margin enhancements by leveraging the Company’s network assets and increasing the revenue mix in favor of higher margin growth services.

D)	Opportunistically sell non-strategic assets and businesses and use the proceeds either to accelerate growth of high-margin businesses or to strengthen the balance sheet.

“We’re very encouraged by our results for both the quarter and the year, and with our recent improvements to liquidity. While we continue to operate in a most challenging environment, we believe the Company’s prospects have improved dramatically from where they were even one year ago,” Mr. Singh said.

“Our strategy for 2007 and beyond is unchanged – maintain a narrow focus, invest wisely and tightly control costs. While revenue may decline year over year, as we continue to prune or to divest low-margin or non-core revenue streams, our objective is to increase Adjusted EBITDA by 10% or more over 2006, recognizing seasonal fluctuations in quarterly performance. At that level of

Adjusted EBITDA (which assumes stable currency exchange rates throughout 2007 and excludes any material expenses related to further restructuring) and with our current cash position, we believe our 2007 business plan is fully funded,” Mr. Singh concluded.

Fourth Quarter 2006 Financial Results:

“Full year 2006 net revenue was $1.01 billion, down from $1.18 billion in 2005, with the majority of the decline attributable to low-margin prepaid services and wholesale revenue. Fourth quarter 2006 revenue was $242 million, down 2% from $248 million in the prior quarter and down 15% from $285 million in the fourth quarter 2005. The $6 million sequential quarterly revenue decline was comprised of a $5 million decrease in retail services revenue (net of a $1 million increase in growth products), including legacy stand-alone voice and dial-up Internet services, and a $2 million decrease in low-margin wholesale services revenue. These decreases were partially offset by an increase of $1 million as a result of the weakening United States dollar,” said Thomas R. Kloster, Chief Financial Officer. “While revenue from our high margin product initiatives such as broadband, local, wireless and VOIP services continue to grow – as does their contributions to our results – we have not yet reached the point where growth from these products compensates fully for the revenue and margin declines in legacy services.”

Net revenue from data/Internet and VOIP services was $75 million (31% of total net revenue for the quarter), up 3% from the prior quarter. Geographic revenue mix changed modestly with 31% coming from Asia-Pacific, 27% from Canada, 21% from Europe and 21% from the United States. The mix of net revenue was 79% retail (52% residential and 27% business) and 21% wholesale.

Selling, general and administrative (SG&A) expense in 2006 was $288 million (28.4% of net revenue) as compared to $379 million (32.2% of net revenue) in 2005, a dramatic decrease of $91 million year over year. SG&A expense in the fourth quarter was $66 million (27.3% of net revenue), down $6 million from $72 million in the prior quarter (29.3% of net revenue) and down $17 million from $83 million (29.2% of net revenue) in the fourth quarter 2005. As compared to the prior quarter, salaries and benefits declined $3 million, when excluding $1 million of severance, as a result of continued headcount declines. Advertising expense decreased by $2 million to adjust for seasonal efficiencies, and cost reductions of $2 million were realized in other general and administrative expenses.

Loss from operations in 2006 was ($213) million compared to ($82) million in 2005 (including asset impairment write-down and loss on sale or disposal of assets charges of $225 million in 2006 and $13 million in 2005). Income from operations was $10 million in the fourth quarter 2006 (including a $2 million loss on sale or disposal of assets) consistent with the prior quarter and improved from a loss from operations of ($6) million in the fourth quarter 2005.

Full year 2006 Adjusted EBITDA, as calculated in the attached schedule, was $61 million (which included a $4 million non-cash prepaid services business restructuring charge and a $1 million expense for European administrative taxes) as compared to $18 million in 2005. Fourth quarter 2006 Adjusted EBITDA of $18 million improved by $1 million, or 11%, as compared to

$17 million in the prior quarter and improved by $4 million, or 30%, over the $14 million reported in the fourth quarter 2005.

Full year 2006 interest expense was $54 million as compared to $53 million in 2005. Interest expense for the fourth quarter 2006 was $13 million, consistent with the prior quarter and down from $14 million in the year-ago quarter.

Full year 2006 net loss declined by $84 million to ($238) million as compared to ($154) million in 2005. Net loss was ($2) million for the quarter compared to net income of $0.1 million in the prior quarter and a net loss of ($25) million in the fourth quarter 2005.

Full Year 2006 basic and diluted loss per common share was ($2.12), a decline of $0.50 compared to basic and diluted loss per common share of ($1.62) in 2005. Basic and diluted loss per common share was ($0.02) for the fourth quarter 2006, compared to basic and diluted income per common share of $0.00 for the third quarter 2006 and basic and diluted loss per common share of ($0.24) in the year-ago quarter. Full year 2006 Adjusted Basic and Diluted Loss Per Common Share, as calculated in the attached schedule, was ($0.35) compared to Adjusted Basic and Diluted Loss Per Common Share of ($1.30) in 2005. Adjusted Basic and Diluted Loss Per Common Share was ($0.02) for the fourth quarter 2006, compared to ($0.03) for the third quarter 2006 and ($0.16) in the year-ago quarter.

The Company sold its India-based operations at the end of the second quarter 2006. From an accounting perspective, the sale has been treated as a “discontinued operation,” and therefore, those operating results are excluded from the individual line items of the statement of operations in all prior period results, and the income is shown as a separate line item on the statement of operations.

Liquidity and Capital Resources

PRIMUS ended the fourth quarter 2006 with a cash balance of $73 million, including $8 million of restricted funds, as compared to $80 million, including $9 million of restricted funds, as of September 30, 2006. For the fourth quarter, a net $4 million in cash was provided by operating activities. This total reflects $18 million of Adjusted EBITDA, partially offset by $14 million in cash used in operating activities (including $8 million in cash interest payments and $6 million for working capital). In addition, $9 million of cash was used for capital expenditures, $3 million of cash was used for scheduled principal reductions on debt obligations, and $1 million of previously restricted cash was released for use.

Capital expenditures during 2006 aggregated $33 million. With the completion of the DSLAM collocation projects in Australia and Canada, capital expenditures for 2007 are expected to be in the range of between $25 million and $30 million.

Free Cash Flow for the fourth quarter 2006, as calculated in the attached schedule, was negative $5 million (comprised of $4 million from operating activities offset by $9 million utilized for capital expenditures) as compared to negative $14 million in the prior quarter and negative $22 million in the fourth quarter 2005.

The principal amount of PRIMUS’s long-term debt obligations as of December 31, 2006 was $640 million, down from $641 million at September 30, 2006 and up from $635 million at December 31, 2005.

During the first quarter 2007, the Company or its subsidiaries completed the following transactions:

•	Paid in cash $23 million to retire maturing 5.75% Subordinated Convertible Debentures,

•	Received unanimous approval from term loan note holders to issue up to $200 million of new Second Lien Notes (“Term Loan Amendment”).

•	Sold $24 million of Second Lien Notes for net cash proceeds of $19 million (net of discounts and expenses, including Term Loan Amendment expenses),

•	Exchanged $33 million principal amount of Second Lien Notes for $41 million principal amount of 12.75% Senior Notes,

•	Amended the terms of an $8 million capital lease facility in Australia which was due in full during the first quarter of 2007 to amortize over 24 equal monthly payments, and

•	Sold its Australian-based domain name registration business for net cash proceeds of $6 million.

The Company and/or its subsidiaries will evaluate and determine on a continuing basis, depending upon market conditions and the outcome of events and uncertainties described within any “forward-looking statement” descriptions in this release and its SEC filings, the most efficient use of the Company’s capital and resources, including investment in the Company’s network, systems, and product initiatives, purchasing, refinancing, exchanging, tendering for or retiring certain of the Company’s outstanding debt securities in privately negotiated transactions, open market transactions or by other direct or indirect means or purchasing its equity in the open market to the extent permitted by existing covenants.

* * *

The management of PRIMUS Telecommunications Group, Incorporated will conduct a conference call and Web cast for analysts and investors to discuss fourth quarter 2006 results on March 6, 2007, at 5:00 PM Eastern. Participants should dial 866-256-9295 (domestic) or 703-639-1214 (international) for telephone access or go to www.primustel.com for Web cast access about ten minutes prior to the scheduled start-time. Replay information will be available following the conclusion of the live broadcasts on the Company’s Web site.

* * *

PRIMUS Telecommunications Group, Incorporated (OTCBB: PRTL) is an integrated communications services provider offering international and domestic voice, voice-over-Internet protocol (VOIP), Internet, wireless, data and hosting services to business and residential retail customers and other carriers located primarily in the United States, Canada, Australia, the United Kingdom and western Europe. PRIMUS provides services over its global network of owned and leased transmission facilities, including approximately 350 points-of-presence (POPs) throughout the world, ownership interests in undersea fiber optic cable systems, 16 carrier-grade international gateway and domestic switches, and a variety of operating relationships that allow it to deliver traffic worldwide. Founded in 1994, PRIMUS is based in McLean, Virginia.

* * *

Statements in this press release concerning revenue levels, VOIP, broadband and wireline growth prospects, rates of decline in core businesses, strategies, investment requirements, margins, future Adjusted EBITDA and Free Cash Flow and cash sufficiency levels, financing/delevering plans, the timing, extent and effectiveness of cost reduction programs, debt restructuring programs and potential sale of assets and/or minority equity interests in operating subsidiaries, future results, the pace and cost of customer migration onto the Company’s networks, the telecommunications market environment, the effectiveness and profitability of new initiatives and prepaid service offerings, selling, general and administrative expense, capital expenditures (including the DSL network deployment in Australia and Canada), working capital, changes in competitive circumstances (including pricing actions and regulatory rulings) and growth constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current expectations, and are not strictly historical statements. Factors and risks that could cause actual results or circumstances to differ materially from those set forth or contemplated in forward-looking statements include, without limitation: changes in business conditions; failure to realize future growth, including future growth related to new product and service initiatives and prepaid service strategies; competitive market strategies including product bundling by competitors; new product initiatives; fluctuations in the exchange rates of currencies, particularly any strengthening of the United States dollar relative to foreign currencies of the countries where we conduct our foreign operations; adverse interest rate developments; faster than expected declines in core long distance voice and dial-up ISP businesses; fluctuations in prevailing trade credit terms or revenues due to the adverse impact of, among other things, further telecommunications carrier bankruptcies or adverse bankruptcy related developments affecting our large carrier customers; the possible inability to raise additional capital or refinance indebtedness when needed, or at all; changes in the telecommunications or Internet industry; adverse tax rulings from applicable taxing authorities; our failure to reestablish or increase prepaid service revenue on a profitable basis; broadband, Internet, VOIP, local, wireless and telecommunications competition; changes in financial, capital market and economic conditions; changes in service offerings or business strategies; difficulty in attracting and retaining customers; difficulty in providing VOIP services or new local, wireless or broadband services; adverse regulatory rulings or changes in the regulatory schemes or requirements and regulatory enforcement in the markets in which we operate and uncertainty regarding the nature and degree of regulation relating to certain services such as VOIP; restrictions on our ability to follow certain strategies or complete certain transactions as a result of our capital structure or debt covenants; the delisting of the Company’s common stock from trading on NASDAQ’s Capital Market; adverse impact arising out of or as a consequence of the Company’s external auditor’s opinion including a matter of emphasis paragraph for a going concern; risks associated with our limited DSL, Internet, VOIP, local, wireless and Web hosting experience and expertise; risks and costs associated with migrating customers, including reliance on the cooperation of incumbent carriers; entry into developing markets; the possible inability to hire and/or retain qualified sales, technical and other personnel, and to manage growth; risks associated with international operations; dependence on effective information systems; dependence on third parties to enable us to expand and manage our global network and operations and to provide local, wireless and broadband services as well as to migrate customers; dependence on the implementation and performance of our global asynchronous transfer mode + Internet protocol communications network; and the outbreak or escalation of hostilities or terrorist acts and adverse geopolitical developments. As such, actual results or circumstances may vary materially from such forward-looking statements or expectations. Readers are also cautioned not to place undue reliance on these forward-looking statements which speak only as of the date these statements were made. We are not necessarily obligated to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult the discussion of risks and uncertainties under “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources-Short and Long-Term Liquidity Considerations and Risks”; and “–Special Note Regarding Forward-Looking Statements” contained in our annual report on Form 10-K and quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have provided a reconciliation of these measures to the most directly comparable GAAP measures, which is contained in the tables to this release and on our website at www.primustel.com. Additionally, information regarding the purpose and use for these non-GAAP financial measures is set forth with this press release in our Current Report on Form 8-K filed with the SEC on March 6, 2007, and available on our website.

For more information:

John DePodesta

Executive Vice President

Primus Telecommunications Group, Incorporated

703 748-8050

ir@primustel.com

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Year ended December 31,
	2006	2005	2006	2005
NET REVENUE	$241,910	$284,531	$1,011,467	$1,176,586

OPERATING EXPENSES
Cost of revenue (exclusive of depreciation shown below)	157,328	187,166	663,830	779,765
Selling, general and administrative	66,154	83,179	287,609	379,074
Depreciation and amortization	6,410	20,561	47,536	86,562
Loss on sale or disposal of assets	1,795	14	16,097	13,364
Asset impairment write-down		—	209,248	—

Total operating expenses	231,687	290,920	1,224,320	1,258,765

INCOME (LOSS) FROM OPERATIONS	10,223	(6,389)	(212,853)	(82,179)

INTEREST EXPENSE	(13,488)	(13,864)	(54,169)	(53,436)
ACCRETION ON DEBT DISCOUNT	(388)	—	(1,732)	—
CHANGE IN FAIR VALUE OF DERIVATIVES EMBEDDED WITHIN CONVERTIBLE DEBT	—	—	5,373	—
GAIN (LOSS) ON EARLY EXTINGUISHMENT OF DEBT	—	4,172	7,409	(1,693)
INTEREST AND OTHER INCOME	283	170	3,693	2,282
FOREIGN CURRENCY TRANSACTION GAIN (LOSS)	2,113	(13,249)	10,633	(17,628)

LOSS BEFORE INCOME TAXES	(1,257)	(29,160)	(241,646)	(152,654)
INCOME TAX BENEFIT (EXPENSE)	(1,170)	3,876	(4,866)	(3,808)

LOSS FROM CONTINUING OPERATIONS	(2,427)	(25,284)	(246,512)	(156,462)

INCOME FROM DISCONTINUED INDIA OPERATIONS, net of tax	—	367	1,139	2,082
INCOME FROM SALE OF DISCONTINUED INDIA OPERATIONS, net of tax	—	—	7,415	—

NET LOSS	$(2,427)	$(24,917)	$(237,958)	$(154,380)

BASIC AND DILUTED INCOME (LOSS) PER COMMON SHARE:
Loss from continuing operations	$(0.02)	$(0.25)	$(2.19)	$(1.64)
Income from discontinued India operations	—	0.01	0.01	0.02
Income from sale of discontinued India operations	—	—	0.06	—

Net loss	$(0.02)	$(0.24)	$(2.12)	$(1.62)

BASIC AND DILUTED WEIGHTED AVERAGE
COMMON SHARES OUTSTANDING	113,849	102,357	112,366	95,384

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEET

(in thousands)

(unaudited)

December 31, 2006
Cash and cash equivalents	$64,317
Accounts receivable, net	118,012
Other current assets	25,533

TOTAL CURRENT ASSETS	207,862

Restricted cash	8,415
Property and equipment, net	111,682
Intangible assets, net	37,655
Other assets	28,554

TOTAL ASSETS	$394,168

Accounts payable	$70,586
Accrued interconnection costs	48,942
Accrued expenses and other current liabilities	65,338
Accrued income taxes	17,921
Accrued interest	13,627
Current portion of long-term obligations	36,997

TOTAL CURRENT LIABILITIES	253,411

Non-current portion of long-term obligations	607,077
Other liabilities	1,935

TOTAL LIABILITIES	862,423

Stockholders’ deficit	(468,255)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$394,168

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

(in thousands)

(unaudited)

	Three Months Ended			Year Ended
	December 31, 2006	September 30, 2006	December 31, 2005	December 31, 2006	December 31, 2005
NET INCOME (LOSS)	$(2,427)	$121	$(24,917)	$(237,958)	$(154,380)
Share-based compensation expense	65	246	—	545	—
Depreciation and amortization	6,410	7,003	20,561	47,536	86,562
(Gain) loss on sale or disposal of assets	1,795	(205)	14	16,097	13,364
Asset impairment write-down	—	—	—	209,248	—
Interest expense	13,488	13,200	13,864	54,169	53,436
Accretion on debt discount	388	(222)	—	1,732	—
Income tax expense	1,170	1,218	(3,876)	4,866	3,808
(Gain) loss on early extinguishment of debt	—	—	(4,172)	(7,409)	1,693
Foreign currency transaction (gain) loss	(2,113)	(3,896)	13,249	(10,633)	17,628
Change in fair value of derivatives embedded within convertible debt	—	—	—	(5,373)	—
Interest and other income	(283)	(846)	(170)	(3,693)	(2,282)
Income from discontinued India operation, net of tax	—	—	(367)	(8,554)	(2,082)

ADJUSTED EBITDA	$18,493	$16,619	$14,186	$60,573	$17,747

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF DILUTED INCOME (LOSS) PER COMMON SHARE TO

ADJUSTED DILUTED INCOME (LOSS) PER COMMON SHARE

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Year Ended
	December 31, 2006	September 30, 2006	December 31, 2005	December 31, 2006	December 31, 2005
NET INCOME (LOSS)	$(2,427)	$121	$(24,917)	$(237,958)	$(154,380)
Add:
(Gain) loss on sale or disposal of assets	1,795	(205)	14	16,097	13,364
Asset impairment write-down	—	—	—	209,248	—
(Gain) loss on early extinguishment of debt	—	—	(4,172)	(7,409)	1,693
Foreign currency transaction (gain) loss	(2,113)	(3,896)	13,249	(10,633)	17,628
Income from discontinued India operations, net of tax	—	—	(367)	(8,554)	(2,082)

ADJUSTED NET LOSS	$(2,745)	$(3,980)	$(16,193)	$(39,209)	$(123,777)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
BASIC	113,849	113,844	102,357	112,366	95,384

DILUTED	113,849	113,844	102,357	112,366	95,384

ADJUSTED LOSS PER COMMON SHARE:
BASIC	$(0.02)	$(0.03)	$(0.16)	$(0.35)	$(1.30)

DILUTED	$(0.02)	$(0.03)	$(0.16)	$(0.35)	$(1.30)

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES

TO FREE CASH FLOW

(in thousands)

(unaudited)

	Three Months Ended			Year Ended
	December 31, 2006	September 30, 2006	December 31, 2005	December 31, 2006	December 31, 2005
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$3,895	$(5,873)	$(14,457)	$12,870	$(50,718)
Net cash used in purchase of property and equipment	(9,090)	(7,806)	(7,301)	(33,016)	(49,823)

FREE CASH FLOW	$(5,195)	$(13,679)	$(21,758)	$(20,146)	$(100,541)